Bruckmann, Rosser, Sherrill & Co., Inc.
                              126 East 56th Street
                               New York, NY 10022


                                                  January 14, 1998

MEDIQ Incorporated
One MEDIQ Plaza
Pennsauken, NJ 08110-1460

Gentlemen:

                  Reference is made to the Agreement and Plan of Merger of even date herewith (the "Merger Agreement") between Mediq Incorporated (the "Company") and MQ Acquisition Corporation (the "Acquiror"). The Company understands and acknowledges that the Acquiror has been formed solely for the purpose of consummating the transactions contemplated by the Merger Agreement and that it will not have substantial assets until immediately prior to the Effective Time.

                  Accordingly, Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS") agrees that in the event (i) the Company shall not have breached its obligations under the Merger Agreement, and (ii) the Effective Time does not occur solely as a result of Acquiror's breach of the Merger Agreement, and such breach shall have been finally judicially determined to be willful and intentional, BRS shall pay to the Company an amount equal to $27,600,000. Such payment shall be liquidated damages in respect of any such breach.

                  The Company agrees that BRS and its affiliates and associates (and their respective employees, officers, directors and shareholders) shall have no further liability or obligation to the Company with respect to the Merger Agreement and the transactions contemplated thereby. The Company agrees that the liquidated damages payment shall be the exclusive remedy of the Company against BRS, and its affiliates and associates (and their respective employees, officers, directors and shareholders) with respect to the matters contemplated by this letter agreement and the Merger Agreement; provided that the foregoing shall not be in derogation of the Company's rights under Section 9.4 of the Merger Agreement.

                                             BRUCKMANN, ROSSER, SHERRILL &
                                              CO., INC.



                                             By: /s/ Bruce C. Bruckmann
                                                ----------------------------

Agreed and accepted:

MEDIQ INCORPORATED


By: /s/ Thomas E. Carroll
   --------------------------------